Exhibit 6.3

Franchise Agreement

2nd Amendment

This Franchise Agreement 2nd Amendment (the “Amendment”) to the Franchise Agreement (the “Agreement”) is entered into and made effective _____________ (“Effective Date) by and between WZ FRANCHISE, LLC, a Nevada corporation (“Franchisor”, “we,” “us,” or “our”) and FUTURE LABS IX, INC., as a California corporation (“Franchisee”, “you” or “your”).

WHEREAS on December 2, 2021, the parties entered into the Agreement and an Amendment, pursuant to which Franchisee was granted the right and undertook the option to open a Wing Zone Restaurant; and

WHEREAS the parties hereby amend the Agreement in accordance with the following additions and deletions. In the event of any conflict or ambiguity between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

NOW, THEREFORE, in consideration of mutual promises and covenants, Franchisor and Franchisee agree that:

1.	Notwithstanding anything to the contrary in Section 12 of the Agreement, Franchisor consents that Franchisee may sell shares at will.

Franchisor and Franchisee acknowledge that all other terms, provisions, and conditions of the Franchise Agreement shall remain in full force and effect and are not modified in the Amendment except as specified in the Amendment.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the dates of their signatures below, to be effective as of the Effective Date.

FUTURE LABS IX, INC.	WZ FRANCHISE, LLC

By:	By:

Name: Buck Jordan	Name: David Bloom

Title: CEO	Title: COO & CDO

Date:	Date:

By:

Name: Kevin Morris

Title: CFO

Date:

CAPRIOTTI'S FA AMENDMENT (2021) FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY	1